AdCare Health Systems Reports Second Quarter 2016 Results

ATLANTA, GA, August 15, 2016—AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, today reported results for the three months and six months ended June 30, 2016.

Business Update

•
Entered into a Purchase and Sale Agreement with affiliates of Skyline Healthcare LLC for the sale of the Company's nine Arkansas facilities for $55.0 million, of which $52.0 million shall be paid in cash and $3.0 million shall be paid by promissory note. Completion of the sale is expected to occur on or before August 31, 2016, and is subject to customary termination provisions and closing conditions. If the sale is completed, net proceeds from the sale after the repayment of related mortgage indebtedness are expected to be approximately $25.0 million (including the $3.0 million promissory note).

•	Entered into a master sublease for three of the Company’s Georgia facilities with affiliates of Peach Health Group LLC (“Peach Health”).

◦	Transferred the operations of the Company’s Savannah Beach facility located in Georgia from an affiliate of New Beginnings Care, LLC to Peach Health.

◦	Recertification efforts for Oceanside and Jeffersonville facilities are progressing

•	Completed the sale of all non-core assets, including three office buildings and a parcel of excess land for $1.4 million in aggregate.

•	Strategic review by the Board of Directors, with the assistance of its financial advisor, is ongoing.

“In the second quarter, we continued to improve the value of our real estate portfolio, reduced our general and administrative expenses and strengthened our balance sheet to increase our financial flexibility,” commented Bill McBride, AdCare’s Chairman and Chief Executive Officer. “We completed the sale of all assets we identified as non-core. If completed, the sale of our nine Arkansas facilities, which is expected to close during the third quarter, will enable increased management focus on our remaining core operations.”

"We continue to evaluate strategic alternatives with the assistance of our financial advisor, while working to enhance our portfolio to maximize shareholder value," continued Mr. McBride. “In the context of the Board’s review of strategic alternatives, the Board will consider its options for the redeployment of the net proceeds from the sale of the Arkansas properties, if completed.”

Set forth below are operating metrics that management believes measure the operating performance of the Company’s leased and subleased portfolio:

Portfolio Operating Metrics (1)	For the Three Months Ended June 30, 2016
Occupancy (%)	81.9%
Skilled Mix (%)(2)	12.3%
Rent Coverage Before Management Fees	1.3x
Rent Coverage After Management Fees	0.9x

(1) Excludes nine Arkansas facilities which are under contract for sale and three Georgia facilities previously operated by affiliates of New Beginnings Care, LLC.

(2) Skilled Mix refers to Medicare A and Managed Care Resource Utilization Groups (RUGs).

Summary of Financial Results for the Three Months and Six Months Ended June 30, 2016
Revenues in the second quarter of 2016 were $7.2 million, up 61% from $4.5 million in the second quarter of 2015. Revenues for the six months ended June 30, 2016, increased by 137% to $14.2 million from $6.0 million for the six months ended June 30, 2015. The increase in revenues reflects the Company’s transition to a healthcare property holding and leasing company. In accordance with accounting principles generally accepted in the United States, the Company recognized all rental revenues on a straight line rent accrual basis, except rental revenues for the nine facilities leased to affiliates of Skyline Healthcare LLC, for which revenue is recognized based on cash rent owed, and rental revenues for the three facilities leased to affiliates of New Beginnings, Care LLC, for which revenue is recognized based on cash rent received.

General and administrative costs decreased by $434,000, or 17%, to $2.1 million for the three months ended June 30, 2016, compared with $2.6 million for the same period in 2015. For the three months ended June 30, 2016 and 2015, general and administrative costs include $240,000 and $229,000, respectively, of stock-based compensation expense. General and administrative costs for the six months ended June 30, 2016 decreased by approximately $1.2 million, or 21%, to $4.7 million, compared with $5.9 million for the same period in 2015. For the six months ended June 30, 2016 and 2015, general and administrative costs include $720,000 and $432,000, respectively, of stock-based compensation expense.

The loss from discontinued operations, net of tax for the quarter was $3.8 million, compared with $1.5 million for the prior‑year period. Year-to-date, the loss from discontinued operations, net of tax was $4.3 million, compared with income from discontinued operations, net of tax of $729,000 for the prior‑year period. The losses in the three and six month periods ended June 30, 2016 were primarily due to increased reserves for professional general liability claims in connection to legacy operations as well as higher bad debt expense related to legacy patient care related receivables.

Net loss attributable to AdCare common stockholders in the second quarter of 2016 was $6.8 million, compared with $6.5 million in the second quarter of 2015, or $0.34 and $0.33 per basic and diluted share for each respective period. For the six months ended June 30, 2016, the net loss attributable to AdCare common stockholders was $10.5 million, or $0.53 per basic and diluted share, compared with a net loss of $12.2 million, or $0.63 per basic and diluted share, in the year-ago period.

Cash and cash equivalents at June 30, 2016, totaled $3.2 million, compared with $2.7 million at December 31, 2015. Restricted cash and investments at June 30, 2016, totaled $5.0 million, excluding $3.0 million of restricted cash included in assets of disposal group held for sale, compared with $12.7 million at December 31, 2015. Total debt outstanding at June 30, 2016, totaled $116.0 million, compared with $122.8 million at December 31, 2015 (including $32.2 million and $958,000 in liabilities of disposal group held for sale and net of $2.3 million and $2.7 million of deferred financing costs at June 30, 2016 and December 31, 2015, respectively).

Conference Call and Webcast
AdCare will hold a conference call to discuss its second quarter 2016 financial results on Monday, August 15, 2016, at 10 a.m. ET.

•	Date and time: Monday, August 15, 2016 at 10 a.m. ET

•	Dial-in number: 1-888-282-4570 (domestic) or 1-719-325-2355 (international). Reference passcode: 6794807

•	Replay number: Dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). Reference passcode: 6794807. The replay will be available until August 22, 2016.

•	Webcast link: http://public.viavid.com/index.php?id=120619

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. AdCare currently owns, leases or manages for third parties 38 facilities. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. Forward-looking statements in this press release include, among others, all statements regarding the sale of our Arkansas facilities, the options and use of the net proceeds from the sale of the Arkansas facilities (if completed), the recertification of our Oceanside and Jeffersonville facilities, our Board’s review of strategic alternatives and our efforts to enhance shareholder value.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the impact of required regulatory approvals of transfers of healthcare properties; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts		Investor Relations
Bill McBride	Allan Rimland	Brett Maas
Chairman and CEO	President and CFO	Managing Partner
AdCare Health Systems, Inc.	AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (404) 781-2885	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	allan.rimland@adcarehealth.com	brett@haydenir.com

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)

	June 30,	December 31,
ASSETS	2016	2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$3,249	$2,720
Restricted cash	1,443	9,169
Accounts receivable, net of allowance of $10,700 and $12,487	3,994	8,805
Prepaid expenses and other	1,817	3,214
Assets of disposal group held for sale	49,353	1,249
Total current assets	59,856	25,157

Restricted cash and investments	3,535	3,558
Property and equipment, net	79,617	126,676
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	3,087	3,420
Goodwill	2,105	4,183
Lease deposits	1,411	1,812
Other assets	3,352	1,996
Total assets	$155,434	$169,273
LIABILITIES AND DEFICIT
Current liabilities:
Current portion of notes payable and other debt	$19,306	$50,960
Current portion of convertible debt	7,700	—
Accounts payable	4,340	8,741
Accrued expenses and other	5,329	3,125
Liabilities of disposal group held for sale	32,160	958
Total current liabilities	68,835	63,784

Notes payable and other debt, net of current portion:
Senior debt, net	48,614	54,742
Bonds, net	6,547	6,600
Convertible debt, net	1,352	8,968
Other debt, net	295	531
Other liabilities	4,078	3,380
Deferred tax liability	389	389
Total liabilities	130,110	138,394

Preferred stock, no par value; 5,000 shares authorized; 2,657 and
2,427 shares issued and outstanding, redemption amount $66,426
and $60,273 at June 30, 2016 and December 31, 2015, respectively	59,261	54,714

Stockholders' equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 19,907 and 19,861 issued and outstanding at
June 30, 2016 and December 31, 2015, respectively	61,366	60,958
Accumulated deficit	(95,303)	(84,793)
Total stockholders' deficit	(33,937)	(23,835)
Total liabilities and stockholders' deficit	$155,434	$169,273

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in 000’s, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Rental revenues	$6,890	$4,156	$13,739	$5,496
Management fee and other revenues	274	305	507	523
Total revenues	7,164	4,461	14,246	6,019
Expenses:
Facility rent expense	2,168	1,329	4,347	1,816
Depreciation and amortization	1,339	1,798	3,052	3,473
General and administrative expense	2,135	2,569	4,677	5,900
Other operating expense	969	119	1,172	221
Total expenses	6,611	5,815	13,248	11,410

Income (loss) from operations	553	(1,354)	998	(5,391)

Other expense:
Interest expense, net	1,751	2,279	3,576	4,769
Loss on extinguishment of debt	—	—	—	680
Other expense	9	193	51	481
Total other expense, net	1,760	2,472	3,627	5,930

Loss from continuing operations before income taxes	(1,207)	(3,826)	(2,629)	(11,321)
Income tax expense	—	—	—	20
Loss from continuing operations	(1,207)	(3,826)	(2,629)	(11,341)

Income (loss) from discontinued operations, net of tax	(3,775)	(1,537)	(4,303)	729
Net loss	(4,982)	(5,363)	(6,932)	(10,612)

Net loss attributable to noncontrolling interests	—	270	—	500
Net loss attributable to AdCare Health Systems, Inc.	(4,982)	(5,093)	(6,932)	(10,112)

Preferred stock dividends	(1,801)	(1,437)	(3,578)	(2,083)
Net loss attributable to AdCare Health Systems, Inc.
Common Stockholders	$(6,783)	$(6,530)	$(10,510)	$(12,195)

Net loss (income) per share of common stock attributable to
AdCare Health Systems, Inc.
Basic and diluted:
Continuing operations	$(0.15)	$(0.27)	$(0.31)	$(0.69)
Discontinued operations	$(0.19)	$(0.06)	$(0.22)	$0.06
	$(0.34)	$(0.33)	$(0.53)	$(0.63)

Weighted average shares of common stock outstanding:
Basic and diluted	19,907	19,775	19,896	19,499